Marcum & Kliegman LLP

Certified Public Accountants & Consultants

A Limited Liability Partnership Consisting of Professional Corporations

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement on Form SB-2/A Amendment No. 5, [File No. 333-120573] of our report dated January 21, 2005 which includes an explanatory paragraph as to the Company's ability to continue as a going concern, on our audits of the consolidated financial statements of Cell Power Technologies, Inc. and Subsidiary appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such prospectus.

Marcum & Kliegman LLP

July 22, 2005

655 Third Avenue • 16th Floor • New York, NY 10017 • Tel 212-981-3000 • Fax 212-981-3001

Melville New York Greenwich Grand Cayman Riverhead

www.mkllp.com